Exhibit 10.44
CONFIDENTIAL
March 9, 2009
Mr. Timothy J. Mayopoulos
[address]
RE: Fannie Mae Outside Counsel Retainer Letter
Dear Mr. Mayopoulos:
The purpose of this Retainer Letter (“Retainer Letter”) and the attached Fannie Mae Outside Counsel Guidelines (“Guidelines”), incorporated into this Retainer Letter by reference, is to clarify and memorialize the principles under which you provide legal services (“Services”) to Fannie Mae. This Retainer Letter supersedes any prior oral or written retention agreement between Fannie Mae and you. It specifies Fannie Mae’s expectations regarding, among other things, quality and level of service, compensation, reimbursable costs and expenses, and billing procedures.
The provisions of this Retainer Letter and Guidelines apply to those instances where you are providing services and are paid directly by Fannie Mae.
By executing below, or by providing or continuing to provide Services to Fannie Mae following receipt of the Retainer Letter and Guidelines, you agree that these principles will govern our relationship.
Fannie Mae reserves the right to amend, modify or supplement these Guidelines at any time with 30 days’ written notice to you. The continuation of work for Fannie Mae by you after that time shall indicate your consent to the updated Guidelines.
Fannie Mae agrees to indemnify you and hold you harmless from and against any and all claims, demands, losses, actions, damages and liabilities, including attorneys’ fees and costs, arising out of or relating to this engagement to the same full extent that Fannie Mae indemnifies its directors and officers. Fannie Mae shall pay all reasonable expenses incurred by you in advance of the final disposition of any proceedings at your request. In addition, Fannie Mae shall indemnify you against all expenses actually and reasonably incurred or suffered by you or on your behalf if you appear as a witness or otherwise incur legal expenses as a result of this engagement in any threatened, pending or completed legal, administrative, investigative or other proceeding or matter to which you neither are, nor are threatened to be made, a party.

Mayopoulos
March 6, 2009

You may not assign your rights or obligations under the Retainer Letter to any third-party without the prior written consent of Fannie Mae.
The term of the Services commenced February 17, 2009 and shall continue until such time as the relationship is terminated.
We understand that you are licensed to practice law in the states of New York and North Carolina and that you are not currently licensed to practice law in the District of Columbia. We will not request you to provide services that require you to be licensed in the District of Columbia unless and until you are so authorized. We understand you will promptly file an application for admission to practice law in the District of Columbia.
We know that you will continue to provide excellent service to Fannie Mae and that you will comply with the principles and policies described in this Retainer Letter and the attached Guidelines. We look forward to an ongoing and productive association with you.
I have enclosed two originals of this Retainer Letter and a copy of the Guidelines. Please sign both copies of the Retainer Letter and return them to the Legal Department’s Chief of Staff, Monique Korn, 3900 Wisconsin Avenue, NW, Mailstop 1H-2S-05, Washington, DC 20016. We will countersign the Retainer Letter and return a copy to you for your files.
Very Truly Yours,

/s/ Curtis P. Lu
Curtis P. Lu
Senior Vice President and Principal Deputy General Counsel

AGREED TO AND ACCEPTED:

/s/ Timothy J. Mayopoulos
Timothy J. Mayopoulos
March 10, 2009
Date

Outside Counsel Guidelines
Between
Fannie Mae and Mr. Timothy Mayopoulos

The following Guidelines memorialize the principles under which you are required to provide services to Fannie Mae (“Services”). These Guidelines outline Fannie Mae’s expectations and will govern Fannie Mae’s relationship with you. Fannie Mae considers the terms of your retention, as set forth in these Guidelines, to be confidential.
Section I — Relationship Agreement
1. Assignments
All assignments will be made by attorneys within Fannie Mae’s Legal Department (“Legal Department”). Any requests for the provision of Services from other Fannie Mae personnel must first be cleared with the Legal Department. The Legal Department attorney who requests your assistance or assigns a project (“Supervising Attorney”) will act as the liaison between you and Fannie Mae. The Supervising Attorney is responsible for stating Fannie Mae’s objectives for assigned projects, establishing open channels of communication and access to relevant information, monitoring progress, assessing your continuing role, and reviewing your bills. You should consult with the Supervising Attorney prior to engaging any third-party or local counsel. Any such engagements are subject to these Guidelines and local counsel must acknowledge in writing their agreed adherence.
2. Warranty
You represent and agree: (a) that none of the Services shall violate or in any way infringe upon the right or the rights of any other party, including proprietary and non-disclosure rights, or intellectual property rights; (b) that there are no existing, pending, or, to your best knowledge, threatened claims regarding violation or infringement of any such rights related to the Services; and (c) that you are not subject to any non-competition, non-solicitation, non-disclosure or other similar agreements with any party that would be breached upon the execution or performance of any of the terms of the Retainer Letter or these Guidelines.
3. Confidentiality
You shall keep confidential and not disclose communications with, or any documents provided by, Fannie Mae and Fannie Mae’s attorneys, agents, representatives and contractors, except as may be agreed upon by the Supervising Attorney. You agree to maintain, and to ensure that all of your agreements with third-party vendors and agents maintain appropriate measures to ensure the security, confidentiality and integrity of Fannie Mae’s records, including measures to protect against the unauthorized use, access, destruction, loss or alteration of such records. This confidentiality requirement is a continuing obligation that survives the termination or expiration of the Services.
You (a) grant Fannie Mae an unrestricted license to use, modify, copy, display, support, operate, distribute and sublicense contributions and materials developed independently from the Services and contributed by you to Fannie Mae as part of the Services, and (b) assign to Fannie Mae all rights, title and interest in any original contributions created, conceived, customized or modified by you specifically for Fannie Mae as part of the Services.
4. Advertising and Media Relations
You shall not publish, cause to be published, make public or use Fannie Mae’s name, logos, trademarks, or any information about your relationship with Fannie Mae without the prior written permission of Fannie Mae.
Similarly, without Fannie Mae’s prior approval, you are not authorized to make statements to the media, at a conference or seminar, or to the public about Fannie Mae in any setting other than (a) the courtroom, or (b) in a scheduled mediation, arbitration or other dispute resolution forum. Please immediately report any media inquiry relating to Fannie Mae, including Fannie Mae’s relationship with you, to the Supervising Attorney.
5. Responding to Additional Inquiries
From time to time, it may be necessary for Fannie Mae, Fannie Mae’s Corporate Risk and Insurance Group, and/or Fannie Mae’s outside auditor to obtain additional information regarding your representation of Fannie Mae. You agree to respond to such inquiries fully and promptly. Any questions regarding these inquiries may be directed to the Supervising Attorney. In the event a third-party contacts you seeking information about Fannie Mae, you shall notify the Supervising Attorney immediately, and before responding to the inquiry.
6. Third-Party Vendor Billing Review
From time to time, Fannie Mae may engage a third-party billing audit firm to review your invoices for adherence to these Guidelines and general standards of reasonableness. You will be expected to respond promptly to any inquiries from any such legal billing audit firm engaged by Fannie Mae.
Fannie Mae reserves the right to review and audit any invoices, even after payment. Payment of any invoice shall not constitute a waiver of Fannie Mae’s right to seek reimbursement for any excess or inappropriate payment disclosed by such billing audit or otherwise. Fannie Mae may also reject any invoices that do not substantially conform to the Guidelines.
7. Conflicts of Interest
You shall notify the Supervising Attorney of all past, current or proposed representation of any other person or entity that conflicts with, or may conflict with, your representation of Fannie Mae. This includes, but is not limited to, representation of customers, servicers or lenders who do business with Fannie Mae when the Services provided by you to such

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an entity conflicts with the Services provided by you to Fannie Mae. In addition, this may include entities that provide services or products that may compete with Fannie Mae, such as the Federal Home Loan Mortgage Corporation (Freddie Mac).
Following full disclosure by you of actual and potential conflicts of interest to the Supervising Attorney, Fannie Mae will determine whether it will provide a waiver. As a general matter, Fannie Mae is disinclined to provide a waiver for law firms in the following circumstances: (a) where the law firm provides legal services to Freddie Mac; (b) where a firm provides legal services to any person or entity that is engaged in litigation or similar proceedings against Fannie Mae; or (c) where a firm provides legal services to any person or entity whose position on a legislative or similar matter conflicts with or is otherwise inconsistent with the interests of Fannie Mae.
8. Termination
Upon termination of your Services with Fannie Mae, you will deliver to the Supervising Attorney or Fannie Mae’s designated legal representative (upon request), all documents, records, and work products created and/or compiled hereunder, in electronic format and in paper format if available.
9. Right to Amend
Fannie Mae reserves the right to amend, modify or supplement these Guidelines at any time with 30 days’ written notice to you. The continuation of work for Fannie Mae by you after that time shall indicate your consent to the updated Guidelines.
Section II — Relationship Requirements
Reporting and Communications
It is your responsibility to keep the Supervising Attorney well-informed and current regarding significant developments relating to the matter. You should strive to respond to any inquiries from the Supervising Attorney on the same day the inquiry is made. The Supervising Attorney may also request a status conference, written status reports and/or inclusion of a detailed summary with the monthly statement of services. We expect telephone updates or electronic mail to be the primary modes of communication.
Section III —Invoice Submission
1. Invoice Submission Procedure
As a general rule, all invoices must be submitted to Fannie Mae on a monthly basis in accordance with these Guidelines. Upon Fannie Mae’s receipt of a valid invoice, the Supervising Attorney will review, and if necessary, adjust the invoice before submitting it for payment. The Supervising Attorney may also identify errors or activities/tasks that were not agreed-upon, reject the invoice and require you to correct the errors and re-

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submit the invoice. Invoices that require the correction of an error(s) or do not comply with these Guidelines may delay processing and payment.
Invoices should include the following for each matter:
(a)	the total fee for all Services rendered during the period; and

(b)	a separate itemization of reimbursable costs and expenses.
The invoices should be submitted to Monique Korn, Chief of Staff, Legal Department for processing.
2.	Invoice Submission Cycles
Services should be invoiced on a monthly basis in a detailed statement submitted to Fannie Mae by the 15th of the following month after the last business day of the month in which the Services were rendered. Monthly invoices must be submitted both for Services that Fannie Mae will pay for, and for expenses.
3.	Questions, Inquiries and Customer Service
General Questions: For questions regarding invoice status, delinquent payments or to change your information, please contact Monique Korn, at 202-752-5962.

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SCHEDULE A-1
For all work related to legal services.
Flat fee of $9,500 per week, and reimbursement of expenses for: weekly travel to and from Charlotte, N.C.; temporary lodging in the Washington, D.C. area; incidental expenses at a rate of $50 per day while in Washington, D.C. In addition, expenses for business travel outside Washington, D.C. will be reimbursed in accordance with Fannie Mae corporate policy.
Start Date: February 17, 2009

Fannie Mae Approved:			Approved:

/s/ Curtis P. Lu	Date:	3/10/09	/s/ Timothy J. Mayopoulos	Date:	3-10-09

Signature			Signature

Curtis P. Lu			Timothy J. Mayopoulos
SVP and Principal Deputy General Counsel Fannie Mae
Confidential — Internal Distribution